EXECUTION COPY

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (the "Agreement") is made and entered into as of May 15, 2023, by and between Adam Glorvigen ("Seller"), Mio-Guard, LLC, a Delaware limited liability company ("Purchaser") and Salona Global Medical Device Corporation, a British Columbia, Canada corporation ("Parent").

R E C I T A L S

WHEREAS, Arrowhead Medical, LLC, a Minnesota limited liability company (the "Company"), which is headquartered in Grand Rapids, Minnesota, is a distributor of rehabilitation and wellness equipment and other medical devices;

WHEREAS, Seller is the owner of 100% of the LLC membership interests of the Company (the "LLC Interests"); and

WHEREAS, Purchaser desires to purchase, and Seller desires to sell and transfer to Purchaser, one hundred percent (100%) of the LLC Interests, and the Company desires that such purchase and sale of the LLC Interests be consummated, on the terms and conditions hereafter set forth.

NOW, THEREFORE, in consideration of the terms, covenants, and conditions hereinafter set forth, the parties hereto agree as follows:

1. Purchase and Sale of LLC Interests. Subject to the terms and conditions of this Agreement, and in reliance upon the representations, warranties, comments, and agreements herein contained, on the Closing Date (as hereinafter defined), Seller shall sell, convey, assign, transfer, set over, and deliver all of Seller's right, title, and interest in and to the LLC Interests to Purchaser, free and clear of all liens, claims, encumbrances, pledges, options, security interests, and any other adverse interests, and Purchaser shall purchase, acquire, and accept the LLC Interests from Seller.

2. Purchase Price and Terms of Payment. As consideration for the sale by Seller to Purchaser of the LLC Interests, and execution of a Non-Competition, Non-Solicitation and Confidentiality Agreement in the form of Exhibit A hereto (the "Non-Competition Agreement"), the Employment Agreement in the form of Exhibit B hereto (the "Employment Agreement"), and the Lease in the form of Exhibit C hereto (the "Lease"; collectively, the "Ancillary Agreements"), Parent shall deliver to Seller the following: (i) One Million (1,000,000) shares of Class A Common Stock of Parent (the "Closing Shares"), plus (ii) One (1) share of Class A Common Stock of Parent for every One Dollar ($1.00) of EBITDA (as defined in Section 2.3) of the Company generated during the two year period after the Closing Date, not to exceed a maximum of Two Million (2,000,000) shares of Class A Common Stock (the "Earn-Out Shares").

2.1 Closing Date Payment. On the Closing Date, Parent shall deliver the Closing Shares to Seller.

2.2 Earn-Out Shares. As additional consideration for the purchase and sale of the LLC Interests and the Ancillary Agreements, subject to Purchaser's right of set-off against any Earn-Out Shares due to Seller as described in Section 10.5(b), Parent shall issue and deliver to Seller One (1) Earn-Out Share for each one (1) U.S. Dollar of EBITDA generated by the Company during the two year period beginning on the first day of the month following the Closing Date  (the "Earn-Out Period"). Payments of the Earn-Out Shares (each, an "Earn-Out Payment;" collectively, the "Earn-Out Payments") shall be made on or before sixty (60) days after the end of each three month period during the Earn-Out Period.  In no event shall the number of Earn-Out Shares exceed a total of Two Million (2,000,000) Earn-Out Shares. The number of Earn-Out Shares shall be rounded down to the nearest whole number.  Each share of Class A Common Stock shall be convertible into shares of Common Stock of Parent which is listed on the TSX Venture Exchange (the "Parent Stock") on a one (1) share for one (1) share basis at the election of Seller in accordance with the terms and restrictions of the Class A shares set forth on Exhibit D hereto; provided, however, Seller hereby acknowledges and agrees that he may not, directly or indirectly through one or more affiliates, hold more than Five Hundred Thousand (500,000) shares of Parent Stock (as adjusted for stock splits, stock combinations, recapitalizations and similar events) at any time.

2.3 "EBITDA" means the net earnings before interest, tax, depreciation and amortization of the Company during the applicable three month period during the Earn-Out Period calculated in accordance with the accounting principles, policies and procedures of Parent which are set forth on the audited financial statements of Parent during the Earn-Out Period.

2.4 Delivery of Earn-Out Statement. Thirty (30) days after the end of each three month period during the Earn-Out Period, Purchaser shall deliver to Seller a statement prepared in good faith setting forth in reasonable detail the Purchaser's computation of the EBITDA for the prior three month period during the Earn-Out Period and the resulting number Earn-Out Shares issuable in accordance with Section 2.2 (the "Earn-Out Statement").

2.5 Examination. After receipt of the Earn-Out Statement, Seller shall have fifteen (15) days (the "Earn-Out Review Period") to review Purchaser's calculation of the Earn-Out Statement. During the Earn-Out Review Period, Seller's advisors and accountants shall have reasonable access to the books and records of the Company, the personnel of, and work papers prepared by, Purchaser to the extent that they relate to the Earn-Out Statement as Seller and its accountants may reasonably request for the purpose of reviewing the Earn-Out Statement and to prepare an Earn-Out Statement of Objections, if any.

2.6 Objection. On or prior to the last day of the Earn-Out Review Period, Seller may object to Purchaser's calculation of the Earn-Out Statement by delivering to Purchaser a written statement setting forth Seller's objections in reasonable detail, indicating each disputed item or amount and the basis for the Seller's disagreement therewith (the "Earn-Out Statement of Objections"). If Seller fails to deliver the Earn-Out Statement of Objections before the expiration of the Earn-Out Review Period, the Earn-Out Statement and the amount of the Earn-Out Payment, and the amount of Earn-Out Shares issuable pursuant to Section 2.2 based thereon shall be deemed final and to have been accepted by the Seller. If Seller delivers the Earn-Out Statement of Objections before the expiration of the Earn-Out Review Period, Purchaser and Seller shall negotiate in good faith to resolve such dispute within thirty (30) days after the delivery of the Earn-Out Statement of Objections (the "Earn-Out Resolution Period"), and, if the same are so resolved within the Earn-Out Resolution Period, Purchaser shall pay such remaining Earn-Out Payment payable to Sellers as a result of the revised EBITDA amount.

2.7 Resolution of Disputes. If Seller and Purchaser fail to reach an agreement with respect to all of the matters set forth in the Earn-Out Statement of Objections before expiration of the Earn-Out Resolution Period, then any item or amount remaining in dispute shall be resolved by using the process described in Section 10.4(b) below.

2.8 Payments of Earn-Out Payment. The Earn-Out Payment shall be due (the "Earn-Out Payment Date") (x) within fifteen (15) days after acceptance by Seller of the Earn-Out Statement; or (y) if there are disputed amounts, then within fifteen (15) days after the resolution described in Section 2.7 above. Notwithstanding anything in this Agreement to the contrary, delivery of the Earn-Out Payments shall be subject to setoff pursuant to Section 10.5(b).

2.9 Earn-Out Obligations. Seller acknowledges and agrees that (i) Purchaser shall have no obligation to achieve any particular amount of EBITDA during the Earn-Out Period or to maximize or achieve any amount of the Earn-Out Payment, (ii) the failure to achieve any amount of EBITDA during the Earn-Out Period in the exercise of the aforementioned discretion by Purchaser shall not give rise to a claim of breach or nonperformance of any of the respective obligations of Purchaser or Parent, and (iii) Purchaser and Parent shall have the right to operate the business of the Company following the Closing in accordance with their legitimate business interests.

3. Representations and Warranties of Seller. Except as disclosed in the Schedules delivered concurrently herewith, Seller hereby represents and warrants to Purchaser as follows:

3.1 Organization and Standing. The Company is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Minnesota and is authorized to do business in each jurisdiction in which the properties owned by it or the nature of its business makes such authorization necessary, and where the failure to be so qualified would have a material adverse effect on the Company or its operations. The Company has the requisite corporate power and authority to conduct its business as it has been, it is now, and it will be conducting up to Closing and to own or lease (as the case may be), and to use, the properties and assets used therein. The Company has all licenses and other permits required to operate the Company's business and conduct its operations as now conducted. Complete and correct copies of (i) the Company's Articles of Organization and all amendments thereto, certified by the Minnesota Secretary of State; (ii) the Company's Restated Operating Agreement ("LLC Agreement"), as amended to date; (iii) the the minutes and other LLC records of the Company; (iv) all agreements, commitments, or understandings, both written and oral, if any, restricting the transfer of or otherwise pertaining to the LLC Interests; and (v) all licenses, permits, or other authorizations necessary for the operations of the Company, have been furnished to Purchaser. The organizational documents and other LLC records of the Company are complete and accurate and up-to-date in all material respects. No actions or proceedings have been commenced or threatened against any of Seller or the Company that, if adversely determined, and no agreements or transactions have been entered into by Seller or the Company which, if consummated, would give rights to any person, other than Purchaser, in or to acquire any of the LLC Interests or any other LLC Interests of capital stock, or any of the assets, of the Company or otherwise interfere with the consummation of the transactions contemplated by this Agreement.

3.2 LLC Power; Necessary Actions; Binding Effect. Seller possesses full individual power and authority to enter into this Agreement and the Ancillary Agreements and to carry out the transactions and agreements contemplated hereby and thereby, and this Agreement has been duly executed and delivered on this date by Seller. Except as specifically set forth herein, Seller has taken, or will have taken prior to the Closing, all actions necessary to authorize the execution and delivery of this Agreement and the performance of all obligations to be performed by Seller under this Agreement. This Agreement constitutes the valid obligation of Seller and is legally binding on, and enforceable against, Seller in accordance with its terms. The Ancillary Agreements when executed and delivered by Seller shall be valid and legally binding obligations of Seller enforceable against Seller in accordance with the terms thereof, except, in each case, as such enforceability may be limited by:  (i) bankruptcy, insolvency, moratorium, or other similar laws affecting creditors' rights; and (ii) general principles of equity relating to the availability of equitable remedies (regardless of whether any such agreements are sought to be enforced in a proceeding at law or in equity).

3.3 Ownership of LLC Interests. Seller is, and at the Closing shall be, the sole owner, beneficially and of record, of the LLC Interests, free and clear of all claims, liens, encumbrances, security interests, pledges, options, charges, restrictions, or defects in title of any nature whatsoever (collectively, "Encumbrance"), other than restrictions imposed by federal and applicable state securities laws which do not constitute an impediment to the transfer described in this Agreement. The LLC Interests constitute, and on consummation of the sale and transfer of the LLC Interests to Purchaser shall constitute, one hundred percent (100%) of the issued and outstanding LLC Interests of the Company. Seller has not, and as of the Closing shall not have, granted, or sold, and Seller is not, and at the time of Closing will not be, a party to any agreement, commitment, or understanding, written or oral, providing for the grant or sale of or rights to purchase or restricting the transfer of, and is not and at the Closing will not be, obligated to sell or otherwise transfer, any of the LLC Interests to any person or entity except to Purchaser. Seller has not, in the past five (5) years, purchased or otherwise acquired, and will not be acquiring between the date hereof and the Closing, any LLC Interests of the Company or any equity interest in any subsidiary of the Company from any other person or entity. Upon Closing, subject to Purchaser's satisfaction of its obligations under this Agreement, Seller shall deliver the LLC Interests to Purchaser and Purchaser will obtain good and marketable title to the LLC Interests free and clear of any liens and Encumbrances.

3.4 No Conflicts. Neither the execution and delivery nor the performance of this Agreement by the Company or Seller, or of any of the other agreements to be entered into by Seller or the Company pursuant to or in connection with the transactions contemplated by this Agreement, will result in any of the following:

(a) A default or an event that, with notice or lapse of time, or both, would be a default, breach, or violation of (i) the Articles of Organization or LLC Agreement of the Company, or (ii) any lease, license, permit, franchise, promissory note, conditional sales contract, indenture, mortgage, deed of trust, security or pledge agreement, instrument, or other agreement, written or oral, to which the Company or Seller are a party or are subject or by which any of their respective assets are bound and which is a Material Contract (as defined in Section 3.10);

(b) The termination of any Material Contract or the acceleration of the maturity of any indebtedness or other material obligation of the Company or Seller;

(c) The creation or imposition of any Encumbrance on any of the assets of the Company which are material, individually or in the aggregate, to the Company or its business, or upon the LLC Interests;

(d) The cessation or termination of any other business relationship or arrangement between the Company and any third party that is material to the Company or its business.

3.5 Subsidiaries; Investments. The Company does not own, directly or indirectly, ownership interest in any other corporation or any equity interest in any other entity or business, nor does the Company control, directly or indirectly, any other corporation, association, or business organization.

3.6 Financial Statements.

(a) The Seller has delivered to Purchaser financial statements of the Company consisting of the following: (i) unaudited profit and loss statements of the Company for fiscal years ending December 31, 2021, and December 31, 2022, (b) unaudited balance sheet dated as of December 31, 2022 and March 31, 2023, and (c) tax returns for the 2022 tax year (collectively, the "Financial Statements"). True and correct copies of the Financial Statements are attached hereto as Schedule 3.6(a). The Financial Statements disclose all liabilities, fixed or contingent, of the Company outstanding on or at the relevant dates thereof, except for ordinary course liabilities which are not material in amount and were incurred after the respective periods covered thereby. The Financial Statements: (i) have been prepared based on, and in accordance with, the books of account and related records of the Company; and (ii) fairly presents in all material respects the financial condition of the Company as of the respective dates they were prepared and the results of operations of the Company for the periods indicated. The Company does not have any debts, obligations, liabilities, or commitments of any nature, whether due or to become due, absolute, contingent, or otherwise, other than liabilities shown on the Financial Statements. Any post-Financial Statement liabilities are not and will not become, individually or in the aggregate, material in amount and have not had, nor could reasonably be expected to have, individually or in the aggregate, a material adverse effect on the financial condition of the Company.

(b) Since the fiscal year ended December 31, 2022 there has not been:

(i) Any change in or amendment to the Articles of Organization or LLC Agreement of the Company or any recapitalization or reclassification of the Company's authorized or outstanding equity interests;

(ii) Any sale or issuance of, or grant of options or rights to acquire, the LLC Interests or other securities of the Company;

(iii) Any transfer or other disposition or pledge of, or the grant of options or rights to acquire, any of the LLC Interests by Seller;

(iv) The execution of, or commencement of, performance under any material agreement, contract, or arrangement, or any amendment, termination, or revocation, or to the knowledge of Seller, any threat of any amendment, termination, or revocation of any Material Contract, agreements, or arrangement, to which the Company is, or was, a party;

(v) Except as otherwise set forth in Schedule 3.6, the incurrence of any indebtedness, either for borrowed money or in connection with any purchase of assets, or otherwise, or the issuance of debt securities that is not reflected in the Financial Statements and individually, or in the aggregate, involves more than Twenty Thousand and No/100 Dollars ($20,000); and

(vi) Any purchase or lease, or commitment for the purchase or lease of, vehicles, equipment, machinery, leasehold improvements, or other capital items not disclosed in the Financial Statements which involves amounts exceeding Twenty Thousand and No/100 Dollars ($20,000) individually, or in the aggregate, or which is in excess of or represents a departure from the normal, ordinary, and usual requirements of the business of the Company.

(c) The Company is a party to a Business Loan Agreement ("Loan Agreement"), dated March 28, 2022, as amended, with Woodland Bank, providing for a revolving line of credit of up to $301,100. True, correct, and complete copies of the Loan Agreement have been furnished to Purchaser. The Company is not, and as of the Closing Date will not be, in default, and no facts or circumstances have occurred which through the passage of time or the giving of notice, or both, would constitute a default, under the Loan Agreement. The Loan Agreement is a valid and binding obligation of the Company and is enforceable in accordance with its terms, except as may be affected by bankruptcy, insolvency, moratorium, or similar laws affecting creditors' rights generally and general principles of equity relating to the availability of equitable remedies.

3.7 Intangible Assets. The Company has not infringed, and is not now infringing upon, any patent, trade name, trademark, service mark, copyright, trade secret, technology, know-how, or process belonging to any other person, firm, or corporation, which infringement would have an adverse effect on the Company. Neither the Company nor Seller have received any written notice or other indication of any such claim of infringement. The Company owns, or holds adequate licenses or other rights to use, all patents, trademarks, service marks, trade names, copyrights, technology, software, know-how, and processes used in or necessary for the operation of the Company's business as now conducted.

3.8 Real Properties; Leases. As a condition to the Closing set forth in Section 7.1(d) of this Agreement, the Company and Seller shall have entered into the Lease (as defined in Section 2 of this Agreement). The Company is not party to any other lease of real property other than the facility covered by the Lease. Schedule 3.8 contains a list of all leases under which the Company possesses or uses items of tangible personal property ("Personal Property Leases"). True, correct, and complete copies of the Personal Property Leases have been delivered to Purchaser, together with the names and addresses of the lessors thereunder. The Company is not, and as of the Closing Date will not be, in default, and no facts or circumstances have occurred which through the passage of time or the giving of notice, or both, would constitute a default, under any of the Personal Property Leases. If consent or notice is required as a result of the transaction, then the Company has obtained, and has attached to Schedule 3.8, the consent required, if any, for each of the Personal Property Leases.

3.9 Title to and Adequacy of Assets. The Company has good and marketable title to its assets, intangible and tangible, free and clear of restrictions or conditions on transfer or assignment, and free and clear of all Encumbrances accruing, arising out of, or relating to the ownership and/or operation of the Company. All of the assets of the Company that are needed for the conduct of its business or operations, as presently conducted, are in the exclusive possession and control of the Company and the Company has the unencumbered right to use such assets without interference from others. The assets of the Company constitute all the assets, properties, rights, privileges, and interests necessary for the operation of the Company's business substantially in the same manner as such business has been conducted by the Company during the past twelve (12) months.

3.10 Contracts, Agreements, and Commitments. Schedule 3.10 hereto contains an accurate and complete list of all contracts, agreements, licenses, and instruments to which the Company is a party or is subject, and which are material to the Company or its business (each a "Material Contract" and collectively the "Material Contracts"). For purposes of this Section 3.10, and without limiting the generality of the foregoing, such list of Material Contracts includes all such contracts and agreements and all licenses and instruments which (i) provide for the imposition of any Encumbrance on, or provide for the sale of any LLC Interests or other equity securities of the Company, including the LLC Interests, or on or of any assets of the Company (other than sales of assets in the ordinary course of business and consistent with past practices); (ii) require the consent of any third party to, or would be violated by, the consummation by the Company or Seller of the contemplated transactions herein; (iii) involve the borrowing of money, or provide for capital expenditures to be made in the future, in excess of Five Thousand and No/100 Dollars ($5,000) individually or in the aggregate, or (iv) involve the licensing, by or to the Company, of software or other intangible assets. True, correct, and complete copies of all Material Contracts so listed in Schedule 3.10 have been furnished to Purchaser. Each of such Material Contract so listed, or required to be so listed, is a valid and binding obligation of the Company and is enforceable in accordance with its terms, except as may be affected by bankruptcy, insolvency, moratorium, or similar laws affecting creditors' rights generally and general principles of equity relating to the availability of equitable remedies. There have not been any defaults by the Company or, to the knowledge of the Company or Seller, any defaults or claims of default or of non-enforceability by the other party or parties to such Material Contracts which, individually or in the aggregate, would have a material adverse effect on the Company and, to the knowledge of any of the Company or Seller, there are no facts or conditions that have occurred which, through the passage of time or the giving of notice, or both, would constitute a default by the Company or by the other party or parties under any of such Material Contracts, or would create an Encumbrance upon any of the assets of the Company or otherwise materially and adversely affect the Company. No consent or approval of any party (other than the Company) to any of Material Contracts is necessary in order to permit the Company to allow Purchaser to acquire the LLC Interests, without violating any such Material Contracts.

3.11 Accounts Receivable. The Financial Statements contains (i) a complete and accurate list of all accounts and notes receivable of the Company as of such date, and (ii) an aging of all such accounts and notes receivable showing amounts due in 30-day aging categories. All such accounts and notes receivable on such listing arose from the provision of services by the Company in the ordinary course of business. Neither the Company nor Seller have received any notice or know of any counterclaim or set-off with respect to any material accounts or notes receivable or any facts or circumstances that would be the basis for any such counterclaim or set-off, which is not reflected or taken into account in the contractual allowance or bad debt reserves set forth in the Financial Statements.

3.12 Inventories. All inventory of the Company included in the assets, including, without limitation, medical supplies and repair and replacement parts for equipment ("Inventory") are of a quality and quantity usable in the ordinary course of business, except for obsolete items, damaged items, and materials at below standard quality, all of which have been written off or written down to net realizable value.

3.13 Compliance With Law/Permits.

(a) The Company is in compliance with all, and is not in violation of any, law, ordinance, order, decree, rule, or regulation of any governmental agency or authority, the violation of or non-compliance with which could have a material adverse effect on the Company, its business, financial condition, results of operations, or prospects, including, without limitation, laws and regulations applicable to the operation or licensing of the Company's business. There are no (i) unresolved proceedings instituted or, to the knowledge of the Company or Seller, threatened by any governmental authorities against the Company or Seller, or (ii) unresolved citations issued, overpayments, or deficiencies identified, to the knowledge of the Company or Seller, threatened or identified by survey against the Company or Seller, by any governmental authorities or accrediting agency, or (iii) other notices of deficiency or overpayments, or charges of violation brought or, to the knowledge of the Company or Seller, threatened against the Company or Seller, including under any accreditation standards or federal or state regulation or otherwise, which will or could have, individually or in the aggregate, a material and adverse effect on the Company, its business, financial condition, results of operations, or prospects, or interfere with the maintenance or reissuance of the Licenses and Permits (as defined below) held by the Company, and there are no facts or circumstances, of which the Company or Seller has knowledge, that would constitute a reasonable basis on which any such proceedings, citations, notices, disallowances, or charges may be instituted, issued, or brought hereafter.

(b) Neither the Company, nor Seller, is in violation of any applicable fraud and abuse laws, including without limitation, 18 U.S.C. § 201 (bribery of public officials); 18 U.S.C. § 286 (conspiracy to defraud government with respect to claims); 18 U.S.C. § 287 (false, fictitious or fraudulent claims); 18 U.S.C. § 371 (conspiracy to commit offense or to defraud the government); 18 U.S.C. § 666 (theft or bribery concerning programs receiving federal funds); 42 U.S.C. § 1320a-7a (civil monetary penalties); 42 U.S.C. § 1320a-7b (civil or criminal penalties); and 42 U.S.C. § 1395nn (prohibited referrals), or 31 U.S.C. 3729 et seq. (false claims), each as they may be amended or renumbered from time to time (collectively, the "Fraud and Abuse Laws").

(c) Neither Company, nor Seller, is in violation of the Stark Law (42 USC 1395nn) or other federal or state laws and regulations prohibiting self-referrals of designated health services (the "Stark Law").

(d) The Company and Seller are in compliance in all material respects with the Administrative Simplification provisions of the Health Insurance Portability and Accountability Act of 1996 ("HIPAA"), including without limitation the privacy requirements set forth as 45 C.F.R. Part 160 et seq. (the "Privacy Regulations") and the security regulations set forth at 45 C.F.R. Part 142 et seq. (the "Security Regulations"). The Company has created and maintains written policies and procedures to protect the privacy of all patient information and has implemented commercially reasonable security procedures, including physical and electronic safeguards, to protect all personal information stored or transmitted in electronic form. All services provided by the Company are provided in a manner that is in compliance with HIPAA, the Privacy Regulations, and the Security Regulations.

3.14 Employees; Labor and Employment Agreements; Benefit Plans.

(a) Schedule 3.14 sets forth the name of each employee of the Company who will be retained by the Company who receives compensation at a rate in excess of Thirty Thousand and No/100 Dollars ($30,000) per year, together with a description of all compensation and benefits that are payable to such individuals as a result of their employment by or association with the Company.

(b) The Company is not a party to or otherwise bound by or subject to any collective bargaining or other labor, employment, deferred compensation, bonus, retainer, consulting, or incentive agreement, plan, or contract. The Company is in compliance, in all material respects, with all applicable laws respecting employment and employment practices, terms and conditions of employment, and wages and hours, and it is not engaged in any unfair labor practice.

(c) Schedule 3.14 hereto also contains a complete list of all present (including those terminated or transferred during the past five (5) years) plans, programs, agreements, arrangements, and methods of contribution or compensation (including all amendments to and components of the same, such as a trust with respect to a plan) providing any remuneration or benefits, other than current cash compensation, to any current or former employee of the Company or any subsidiary or affiliate thereof, or to any other person who provides, or during the past five (5) years provided, services to the Company, or any subsidiary or affiliate thereof, whether or not such plan or plans, programs, agreements, arrangements, and methods of contribution or compensation are subject to ERISA, and whether or not such plan or plans, programs, agreements, arrangements, and methods of contribution or compensation are qualified under the Code.

3.15 Litigation and Proceedings. There is no action, suit, proceeding, or investigation, or any counter or cross-claim in any action brought by or on behalf of the Company or Seller, whether at law or in equity, or before or by any governmental department, commission, board, bureau, agency, or instrumentality, domestic or foreign, or before any arbitrator of any kind, that is pending or, to the knowledge of Seller, threatened, against the Company or Seller, which (i) could reasonably be expected to affect adversely the Company's or Seller's ability to perform their obligations under this Agreement or complete the contemplated transactions hereby, or (ii) involves the reasonable possibility of any judgment or liability, or which is reasonably likely to become a claim, against the Company, Seller, or Purchaser prior to or subsequent to the Closing (as defined below); and neither the Company nor Seller have knowledge of any facts or circumstances which is reasonably likely to be the basis for the assertion of any such or similar claims or causes of action against the Company, or Seller, or Purchaser. Neither the Company nor Seller are in default with respect to any judgment, order, writ, injunction, decree, award, rule, or regulation of any court, arbitrator, or governmental department, commission, board, bureau, agency, or instrumentality having jurisdiction over the Company or any of its assets or operations.

3.16 Product Warranty. To the knowledge of Seller, all of the products sold, leased, and delivered by the Company that were manufactured, distributed, and sold to the Company have conformed in all material respects with all applicable contractual commitments and all express and implied warranties and the Company does not have any material liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due) for replacement or repair thereof or other damages in connection therewith, subject only to the reserve for product warranty claims identified on Schedule 3.16 and set forth in the Financial Statements as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of the Company. All of the products sold, leased, and delivered by the Company are subject to the standard terms and conditions of sale or lease (containing applicable guaranty, warranty, and indemnity provisions) which are set forth on Schedule 3.16.

3.17 Product Liability. The Company does not have any known material liability (whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due) arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product sold, leased, or delivered by the Company.

3.18 Environmental and Safety Matters. The Company has complied, and the operation of its business is in compliance, in all material respects, with all federal, state, local, and regional statutes, laws, ordinances, rules, regulations, and orders relating to the protection of human health and safety, natural resources, or the environment, including, but not limited to, air pollution, water pollution, noise control, on-site or off-site hazardous substance discharge, disposal, or recovery, toxic or hazardous substances, training, information, and warning provisions relating to toxic or hazardous substances, and employee safety (collectively the "Environmental Laws"); and no notice of violation of any Environmental Laws or of any permit, license, or other authorization relating thereto has been received, nor is any such notice pending or, to the best knowledge of the Company and Seller, threatened. Neither the Company nor Seller have received any notice or claim to the effect that the Company is or may be liable to any governmental authority or private party as a result of the release or threatened release of any toxic or hazardous substances and none of the operations of the Company is the subject of any federal, state, or local investigation evaluating whether any remedial action is needed to respond to a release or a threatened release of any toxic or hazardous substances at any of the real properties leased, used, operated, or owned by the Company or at any other properties as a result of the business conducted by or other activities of the Company. Neither the Company nor Seller have disposed, or had disposed of on its or their behalf, toxic or hazardous substances at any site other than a federal and state licensed hazardous waste treatment, storage, and disposal facility and, to the best knowledge of the Company and Seller, after diligent inquiry, each such facility is currently, and at the time of such disposal was, licensed and operating in substantial compliance with all applicable laws, is not currently listed, or threatened to be listed, on any state or federal "superfund" list, and there is no proceeding, inquiry, or investigation, formal or informal, with respect to any release or threatened release of any toxic or hazardous substances at any such site. For the purposes of this Section 3.18, "toxic or hazardous substances" shall include any material, substance, or waste that, because of its quantity, concentration, or physical or chemical characteristics, is deemed under any federal, state, local, or regional statute, law, ordinance, regulation, or order, or by any governmental agency pursuant thereto, to pose a present or potential hazard to human health or safety or the environment, including, but not limited to, (i) any material, waste, or substance which is defined as a "hazardous substance" pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 (42 U.S.C. § 9601 et seq.), as amended ("CERCLA"), and its related state and local counterparts, (ii) asbestos and asbestos containing materials and polychlorinated biphenyls, (iii) any petroleum hydrocarbon including oil, gasoline (refined and unrefined), and their respective constituents and any wastes associated with the exploration, development, or production of crude oil, natural gas, or geothermal energy, and (iv) medical waste and infectious waste.

3.19 Illegal or Improper Payments. To the best knowledge of the Company and Seller, neither the Company, any subsidiary of the Company, or any of the Company's directors, officers, or employees have, in connection with the operation of the Company's business been involved in the willfully inaccurate recording of payments and receipts on the books of the Company, and they are not aware of any material inaccurate recording of any payment or receipt on the books of the Company which would result in a violation of law or inaccurate books and records of the Company.

3.20 Certain Transactions. Except as set forth in Schedule 3.20, there are no existing or pending transactions, nor are there any agreements or understandings, between the Company and Seller or any of the officers, directors, or employees of the Company, or any entity in which Company has an equity interest but is not wholly-owned by the Company (an "Affiliated Entity"), or any person related to or affiliated with Seller or any officer, director, employee, or Affiliated Entity, including, without limitation, any transactions, arrangements, or understandings relating to the purchase or sale of goods or services or the sale, lease, licensing, or use of any of the assets of or by the Company, with or without adequate compensation, or to any indebtedness owed to or by the Company, in any amount whatsoever.

3.21 Taxes and Tax Returns.

(a) (i) the Company has duly filed all Tax Returns (as hereinafter defined) which are required by law to be filed by it; (ii) the Company has duly paid all Taxes (as hereafter defined) due or claimed to be due from it (whether or not shown on any Tax Return), and there are no assessments or claims for payment of Taxes now pending or, to the knowledge of Seller, threatened, nor any audit of the records of the Company being made or threatened by any taxing authority; (iii) there are no facts or circumstances which could reasonably be expected to constitute a basis for assessments or claims for the payment of additional Taxes; (iv) each Tax Return of the Company previously filed, or to be filed in the future relating to any period up to the Closing Date, is correct and complete in all material respects; and (v) the Company is not currently the beneficiary of any extension of time within which to file any Tax Return. The Company has properly withheld and paid, or accrued for payment, when due, to appropriate state and/or federal authorities, all sales and use taxes, if any, and all amounts required to be withheld from payments made to its employees, independent contractors, creditors, shareholders, or other third parties and has also paid all employment taxes as required under applicable laws.

(b) The Company:  (i) is not and never has been required to file a consolidated or combined state or federal income Tax Return with any other person or entity; and (ii) is not liable for the Taxes of any person under Treas. Reg. §1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

(c) For purposes of this Agreement, the term "Tax" or "Taxes" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

(d) For purposes of this Agreement, the term "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

3.22 Insurance. Schedule 3.22 contains an accurate description (including liability limits, deductibles, and coverage exclusions) of all policies of fire, general liability, worker's compensation, errors and omissions, malpractice, network security liability, privacy liability and other forms of insurance maintained by or on behalf of the Company to provide insurance protection for the assets and business of the Company. All of such policies are now in full force and effect and those policies or other policies covering the same risks and in substantially the same amounts have been in full force and effect continuously during the past five (5) years. Neither the Company nor Seller have received any notice of cancellation or material amendment of any such policies; no coverage thereunder is being disputed; and all material claims thereunder have been filed in a timely fashion.

3.23 Bank Accounts; Powers of Attorney. Schedule 3.23 sets forth a true and complete list, as of the date hereof, of each bank or other institution in which the Company has an account or safe deposit box, and the names of all persons authorized to draw thereon or to have access thereto and the names of all persons, if any, who hold any powers of attorney for or granted by the Company.

3.24 No Broker. Neither the Company nor Seller have retained an agent, finder, or broker in connection with the transactions contemplated by this Agreement. Seller shall indemnify, hold harmless, and defend Purchaser and the Company for all commissions, finder's, and other fees and expenses of any such persons.

3.25 Investment in Parent Stock.

(a) Seller is an "accredited investor" within the meaning of the Securities Act and Rule 501(a) of Regulation D thereunder.

(b) Seller understands that the Closing Shares and the Earn-Out Shares (or any security issuable in exchange therefor) are "restricted securities" within the meaning of Rule 144 under the Act and are being acquired in a transaction not involving a public offering and that such securities may not be resold within the United States without registration under the Act and registration or qualification under applicable state securities laws, except pursuant to an exemption from such registration. Seller understands that he may not be able to resell the Closing Shares or the Earn-Out Shares (or any security issuable in exchange therefor) except in accordance with limited exemptions available under applicable Canadian (federal and provincial) securities laws and/or the Act, the United States Securities Exchange Act of 1934, as amended, and all rules and regulations promulgated thereunder and the applicable Securities Laws and exchange regulations, and that Seller is solely responsible for (and Purchaser is in no way responsible for) Seller's compliance with applicable resale restrictions. Seller acknowledges that no representation has been made by Purchaser respecting the applicable hold periods imposed by Canadian securities laws and/or U.S. Securities Laws and exchange regulations or other resale restrictions applicable to the Closing Shares and the Earn-Out Shares (or any security issuable in exchange therefor) which restrict the ability of the Seller to resell such securities, and Seller will comply with all applicable Canadian securities laws and U.S. Securities Laws and exchange regulations concerning the purchase, holding and resale of the Closing Shares and the Earn-Out Shares (or any security issuable in exchange therefor) and will not resell any such securities except in accordance with the provisions of applicable Canadian securities laws and U.S. Securities Laws;

(c) Seller agrees that if he decides to offer, sell or otherwise transfer the Closing Shares or the Earn-Out Shares (or any security issuable in exchange therefor), he will not offer, sell or otherwise transfer any of such securities, directly or indirectly, unless:

(i) the transfer is to the Purchaser and/or Parent, as applicable;

(ii) the transfer is outside the United States in a transaction meeting the requirements of Rule 904 of Regulation S under the Act and in compliance with applicable Canadian and local laws and regulations of the jurisdiction(s) in which such sale is made and exchange regulations, as applicable;

(iii) in accordance with Rule 144 of the Act, if available, and in compliance with applicable state and Canadian securities laws and exchange regulations; or

(iv) the transfer is made in a transaction that does not require registration under the Act or any applicable state and Canadian securities laws, and Seller has prior to such transfer furnished to Purchaser and/or Parent an opinion of counsel of recognized standing or other evidence of exemption, in either case reasonably satisfactory to Purchaser and/or Parent, as applicable.

(d) Seller understands and acknowledges that the certificates representing the Closing Shares and the Earn-Out Shares (or any security issuable in exchange therefor) being issued hereunder, and each certificate issued in transfer thereof, will bear, as of the Closing Date, legends substantially in the following form and with the necessary information inserted:

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN AND WILL NOT BE REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE "U.S. SECURITIES ACT") OR ANY STATE SECURITIES LAWS, AND MAY BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY (A) TO THE ISSUER (B) OUTSIDE THE UNITED  STATES  IN  COMPLIANCE WITH RULE 904 OF REGULATIONS  UNDER THE U.S. SECURITIES ACT AND IN COMPLIANCE WITH LOCAL LAWS AND REGULATIONS, (C) PURSUANT TO A REGISTRATION STATEMENT THAT HAS BEEN DECLARED EFFECTIVE UNDER THE U.S. SECURITIES ACT AND IS AVAILABLE FOR RESALE OF THE SECURITIES, OR (D) IN COMPLIANCE WITH ANY OTHER EXEMPTION FROM REGISTRATION  UNDER THE U.S. SECURITIES ACT, INCLUDING RULE 144 OR RULE 144A THEREUNDER, IF AVAILABLE, AND, IN EACH CASE, IN COMPLIANCE WITH ANY APPLICABLE STATE SECURITIES LAWS. THE HOLDER FURTHER UNDERSTANDS AND AGREES THAT IN THE EVENT OF A TRANSFER PURSUANT TO THE FOREGOING CLAUSE (B) OR (D), THE ISSUER WILL REQUIRE A LEGAL OPINION OF COUNSEL OF RECOGNIZED STANDING OR OTHER EVIDENCE REASONABLY SATISFACTORY TO THE ISSUER THAT SUCH TRANSFER IS EXEMPT FROM REGISTRATION UNDER THE U.S.  SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS. DELIVERY OF THIS CERTIFICATE MAY NOT CONSTITUTE "GOOD DELIVERY" IN SETTLEMENT OF TRANSACTIONS ON STOCK EXCHANGES IN CANADA.

UNLESS PERMITTED UNDER SECURITIES LEGISLATION, THE HOLDER OF THIS SECURITY MUST NOT TRADE THE SECURITY BEFORE MAY 15, 2024.

provided, that if any of the Closing Shares and the Earn-Out Shares are being sold pursuant to Rule 144 under the Act and in compliance with any applicable state securities laws, the legend may be removed by delivery to Parent's registrar and transfer agent of an opinion satisfactory to Parent and its registrar and transfer agent to the effect that the legend is no longer required under applicable requirements of the Act or applicable state and Canadian securities laws. Seller acknowledges that no market exists for the Closing Shares and the Earn-Out Shares, and neither Purchaser nor Parent intends to list the Closing Shares or the Earn-Out Shares on any exchange.

(e) Seller acknowledges that he is able to protect his own interests, can bear the economic risk of an investment in the Closing Shares and the Earn-Out Shares (or any security issuable in exchange therefor) and has such knowledge and experience in financial or business matters that Seller is capable of evaluating the merits and risks of the investment in the Closing Shares and the Earn-Out Shares.

(f) Seller consents to Purchaser and/or Parent making a notation on its records or giving instructions to any registrar and transfer agent for the Closing Shares and the Earn-Out Shares (or any security issuable in exchange therefor) in order to implement the restrictions on transfer set forth and described herein.

(g) Seller understands and acknowledges that if Parent is ever deemed to be, or to have at any time previously been, an issuer with: (i) no or nominal operations and (ii) no or nominal assets other than cash and cash equivalents, Rule 144 under the Act may be unavailable for resales of the Closing Shares and the Earn-Out Shares, and that the Purchaser and/or Parent are not obligated to take, and has no present intention of the taking, any action to make Rule 144 available for resales of the Closing Shares and the Earn-Out Shares.

(h) This Agreement is made with the Seller in reliance upon representations to Purchaser under this Section 3.25, which by Seller's execution of this Agreement he hereby confirms, that the Closing Shares and the Earn-Out Shares to be received by Seller will be acquired for investment for his own account, not as a nominee or agent. Seller has conducted his own due diligence in making a decision with respect to the Closing Shares and the Earn-Out Shares, has been furnished all materials relating to Purchaser, Parent, the Closing Shares and the Earn-Out Shares (or any security deliverable or issuable in exchange therefor) which he has requested and has been afforded the opportunity to request any additional information necessary to evaluate an investment in the Closing Shares and the Earn-Out Shares (or any security deliverable or issuable in exchange therefor). In making a decision with respect to the Closing Shares and the Earn-Out Shares, Seller has not relied upon any representations and warranties or other information (whether written or oral) from Purchaser, or any of its respective principals or any other person or entity acting as an agent for Purchaser and has relied solely on publicly available information regarding Purchaser and Parent.

3.26 Disclosure. The representations and warranties of the Company and Seller contained herein and the materials contained in the Schedules attached hereto do not contain any statement of a material fact that was untrue when made or omits any material fact necessary to make the information contained therein not misleading. For purposes of this Section 3, wherever there is a reference to "knowledge" or "best knowledge" of a party, such party will be charged with knowledge of facts, circumstances, conditions, occurrences, and events known to any of the individuals named on Schedule 3.26 attached hereto. Information in any one Schedule delivered pursuant hereto need not be repeated in any other Schedule, provided that an appropriate specific cross-reference is made in the other Schedule to such information contained elsewhere in the Schedules.

4. Representations and Warranties of Purchaser. Purchaser makes the following representations and warranties as of the Closing Date:

4.1 Organization and Standing. Purchaser is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Delaware, and is authorized to do business in the State of Delaware. Purchaser has the requisite power and authority to conduct, and use its property and assets in furtherance of, its business, within the State of Delaware.

4.2 Authorization. Purchaser possesses the full legal right and capacity to execute and deliver, and to perform its obligations under this Agreement, the Ancillary Agreements, and all other agreements and instruments contemplated hereby and thereby.

4.3 Necessary Actions; Binding Effect. Purchaser has taken, or prior to the Closing Date will have taken, all action necessary to authorize the execution and delivery of, and the performance of its obligations under, this Agreement, the Non-Competition Agreement and all other agreements and instruments contemplated hereby or thereby. This Agreement constitutes, and upon its execution and delivery the Non-Competition Agreement and all other agreement and instruments contemplated hereby or thereby will constitute, valid obligations of Purchaser that are legally binding on and enforceable against Purchaser in accordance with their respective terms, except as such enforceability may be limited by:  (i) bankruptcy, insolvency, moratorium, or other similar laws affecting creditors' rights; and (ii) general principles of equity relating to the availability of equitable remedies (regardless of whether such Agreements are sought to be enforced in a proceeding at law or in equity).

4.4 Investment Intent. Purchaser is acquiring the LLC Interests from Seller for its own account for investment and not with a view to the sale or distribution thereof. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority is required on the part of the Company in connection with the consummation of the transactions contemplated by this Agreement.

4.5 Broker. Purchaser has not retained any broker, agent, or finder in connection with the transactions contemplated by this Agreement, and Purchaser shall hold harmless each of Seller from any commission, fee, or expenses payable to any such broker, finder, or agent by reason of his or his retention by Purchaser.

5. Pending and Post-Closing Covenants.

5.1 Consents. Each party to this Agreement shall use commercially reasonable efforts to obtain or cause to be obtained at the earliest practicable date, all consents, approvals and licenses, if any, which such party requires to permit it to consummate the transactions contemplated hereby without violating any material agreement, contract, instrument or applicable law or regulation, license or permit, to which it is a party or to which it or its assets are subject. The parties hereto shall cooperate with each other in their efforts to obtain all such consents, approvals and licenses.

5.2 Further Assurances. The parties hereto shall execute and deliver, both before and after the Closing, such additional instruments, documents, conveyances, or assurances, and promptly take such other actions as may be necessary or the other party or parties, as the case may be, may reasonably request in order to carry out the intent of this Agreement or to better evidence or effectuate the purchase and sale of the LLC Interests of the Company described in Section 1.

5.3 Notice of Breach. Each party to this Agreement will immediately give notice to the other parties of the occurrence of any event, or the failure of any event to occur, that results in a breach by it of any representation or warranty or a failure by it to comply with or fulfill any covenant, condition or agreement contained herein.

5.4 Expenses. Seller shall pay all costs and expenses incurred or to be incurred by Seller and the Company in connection with the negotiation, preparation, execution, delivery, and performance of their respective obligations under this Agreement and in closing and carrying out the transactions contemplated by this Agreement. Purchaser shall pay all of the costs and expenses incurred by it in connection with the negotiation, preparation, execution, delivery, and performance of their respective obligations under this Agreement and in closing and carrying out the transactions contemplated by this Agreement.

5.5 Capital One Cash Back Funds.  Purchaser agrees that all cash back and other benefits earned by the Company as of the Closing Date under the Capital One Spark Card (the "Card") shall be treated for all purposes as earned by and belonging solely to the Seller. Following the Closing Date, Purchaser shall determine whether to keep the Card in effect and whether to make the Card available to the Company's employees, with the benefits from use of the Card accruing to the Purchaser's and the Company's benefit.

5.6 Seller's Agreement Not to Sell Closing Shares or Earn-Out Shares.  The Seller agrees that for a period of twelve (12) months after the Closing Date, the Seller will not sell or otherwise transfer any interest in any of the Closing Shares or Earn-Out Shares, or any of the shares of Parent capital stock into which the Closing Shares and Earn-Out Shares are exchangeable or convertible.

6. Nature and Survival of Representations and Warranties.

6.1 Except as otherwise provided below in this Section 6, all of the respective representations and warranties of Seller and Purchaser set forth in this Agreement or in any certificates, Exhibits, or Schedules delivered pursuant hereto, and their respective indemnification obligations set forth under Section 10, shall remain in full force and effect and shall survive the Closing until the expiration of twenty-four (24) months following the Closing Date (the "Survival Period"). The foregoing notwithstanding, the following limitations shall apply as specifically set forth below:

(a) the representations and warranties of Seller set forth in Section 3.3 (Ownership of LLC Interests) shall remain in full force and effect indefinitely;

(b) the representations and warranties of Seller set forth in Section 3.21 (Taxes and Tax Returns), shall remain in full force and effect until sixty (60) days following the expiration of the applicable statute of limitations; and

(c) any matter involving fraud, criminal conduct, a violation of the Fraud and Abuse Laws, including, but not limited to, claims made under 31 U.S.C. 3729 et seq. (false claims), or intentional misrepresentations involving Seller or Purchaser, shall remain in full force and effect indefinitely.

6.2 Notwithstanding the foregoing, the termination of the representations and warranties pursuant to this Section 6 shall not affect the rights of any party hereto with respect to any claim made by such party prior to such termination.

7. Closing Conditions.

7.1 Conditions Precedent to the Obligations of Purchaser. The obligations of Purchaser to consummate the purchase of the LLC Interests and to perform its other obligations under this Agreement, shall be subject to the fulfillment, or waiver by Purchaser, at or prior to the Closing Date, of each of the following conditions (provided that any such waiver by Purchaser, to be effective, must be in writing and executed by it):

(a) Representations and Warranties. The representations and warranties made by Seller in or pursuant to this Agreement or in the Schedules hereto shall have been true and correct at and as of the Closing Date.

(b) Performance of Obligations. The Company and Seller shall have performed and complied, in all material respects, with all covenants, conditions, and obligations required by this Agreement to have been performed by Seller at or prior to the Closing.

(c) Resolution of Bank Loan Matters. Either: 1) the Bank shall have consented to the change in control of the Company contemplated by this Agreement and to the continuance in effect of the Loan Agreement for a period of time deemed reasonable by Purchaser, or 2) Purchaser shall have been successful in refinancing the Bank Debt on terms acceptable to Purchaser.

(d) Entry into the Lease. The Company and Seller shall have entered into the Lease.

(e) Entry into the Non-competition Agreement and Employment Agreement.  The Company and Seller shall have entered into the Non-Competition Agreement and the Employment Agreement.

(f) Absence of Litigation. Absence of litigation, whether brought against the Company, Purchaser, or Seller, seeking to prevent the consummation of the transactions contemplated by this Agreement, and no such litigation shall have been threatened nor shall there be in effect any order restraining or prohibiting the consummation of the transactions contemplated by this Agreement nor any proceedings pending with respect thereto. There shall be no pending or threatened litigation, or asserted or unasserted claims, assessments, or other loss contingencies, materially affecting the Company, its business or any of its assets other than as disclosed in the Schedules delivered pursuant hereto as of the date of this Agreement or, if disclosed in the Schedules delivered pursuant hereto, has not materially changed to adversely affect the Company, its business or any of its assets between the date of this Agreement and Closing.

(g) No Adverse Changes. Absence, since the date of the Financial Statements, of any material adverse change in: (i) the condition or prospects, financial or otherwise, and operating results of the Company; and (ii) the ability of the Company to continue to conduct its business in the usual and ordinary course. Without limiting the generality of the foregoing, for purposes hereof the termination or non-renewal of any of the contracts listed on Schedule 3.10 or any material reduction in payment or reimbursement rates thereunder, shall be deemed a material adverse change, unless disclosed in the Schedules hereto delivered on or prior to the date of this Agreement. In addition, no material change in any laws or regulations, or in the terms or duration of or the conditions imposed on the Company under any License or Permit, that is or can be expected to be materially adverse to the operation of the Company's business, its condition (financial or other), operating results, or future prospects shall have occurred and the Company shall not have sustained any material loss or damage to its assets, whether or not insured.

(h) Consents and Approvals. Receipt of all consents and approvals, as set forth in Schedule 7.1(h), required for the consummation of the transactions contemplated by this Agreement and to permit Purchaser to acquire the LLC Interests pursuant hereto, in form and substance reasonably acceptable to Purchaser.

(i) TSX Venture Exchange Approval. The TSX Venture Exchange shall have approved this Agreement, the issuance of the Closing Shares and the Earn-Out Shares, and the consummation of the transactions covered by this Agreement.

(j) No Defaults. There shall be no defaults under any of the contracts, agreements, and commitments set forth on Schedule 3.10 that would have a material adverse effect on the Company, its business, financial condition, results of operations, or prospects.

(k) Additional Instruments. Seller shall have delivered to Purchaser such other or additional instruments, consents, endorsements, and documents as Purchaser reasonably deems to be necessary to enable the contemplated transactions to be consummated as provided in this Agreement, all other proceedings in connection with this Agreement and the contemplated transactions hereby, and all documents and instruments incident to such transactions, shall be reasonably satisfactory in form and substance to Purchaser and its counsel.

7.2 Conditions Precedent to the Obligations of Seller. The obligations of Seller to consummate the sale of the LLC Interests and to perform its other obligations under this Agreement, shall be subject to the fulfillment, or waiver by Seller, at or prior to the Closing Date, of each of the following conditions (provided that any such waiver by Seller, to be effective, must be in writing and executed by it):

(a) Representations and Warranties. The representations and warranties made by Purchaser in or pursuant to this Agreement or in the Schedules hereto shall have been true and correct at and as of the Closing Date.

(b) Entry into the Lease. The Company and Seller shall have entered into the Lease.

(c) Entry into the Employment Agreement.  The Company and Seller shall have entered into the Employment Agreement.

(d) Performance of Obligations. The Purchaser shall have performed and complied, in all material respects, with all covenants, conditions, and obligations required by this Agreement to have been performed by Purchaser at or prior to the Closing.

8. Closing.

8.1 Scheduled Closing. Provided that all conditions precedent to the consummation of the sale and purchase of the LLC Interests set forth in Sections 7 have been satisfied or waived, the consummation of the sale and purchase of the LLC Interests shall take place via the electronic exchange of documents on May 15, 2023, or such other date or location as is mutually agreed upon by the parties hereto ("Closing" or "Closing Date").

8.2 Closing Deliveries. In connection with and at the time of the Closing:

(a) By Seller. Seller shall deliver to Purchaser the following:

(i) The LLC membership certificates evidencing all of the LLC Interests, accompanied by appropriate instruments of transfer duly executed by Seller;

(ii) The Non-Competition Agreement duly executed by Seller;

(iii) The Employment Agreement duly executed by the Seller;

(iv) The Lease duly executed by Seller;

(v) Evidence of the issuance of the permits, approvals, and consents required pursuant to Section 7.1(g) above;

(vi) The LLC records, Membership Interest transfer books and records, and other business records of the Company;

(vii) All documents and instruments and records pertaining to bank accounts and safety deposit boxes of the Company, together with such instruments as the depository institutions where such accounts and safety boxes are maintained may require to change the signatories on such accounts and for such safety deposit boxes;

and

(viii) Each of the other certificates, documents, instruments, or evidences required to be delivered to Purchaser pursuant to this Agreement.

(b) By Purchaser. Purchaser shall deliver, or shall cause the Parent to deliver, to Seller the following:

(i) The Closing Shares;

(ii) The Non-Competition Agreement duly executed by Purchaser;

(iii) The Employment Agreement duly executed by Purchaser;

(iv) The Lease duly executed by the Company;

(v) Each of the other certificates, documents, instruments, and evidences required to be delivered by Purchaser pursuant to this Agreement, including;

(vi) Each of the other certificates, documents, instruments, or evidences required to be delivered to Seller pursuant to this Agreement.

9. Confidentiality. Each party acknowledges that it may have access to various items of proprietary and confidential information of the other in the course of investigations and negotiations prior to Closing. Each party agrees that any such confidential information received from the other party shall be kept confidential and shall not be used for any purpose other than to facilitate the arrangement of financing for and the consummation of the transactions contemplated herein. The furnishing of financial statements and other information of the Company by Purchaser to prospective institutional lenders for purposes of obtaining financing, and the release of information to Purchaser's insurers for risk assessment purposes, shall not constitute a breach of this Section 9. Confidential information shall include any business or other information which is specifically marked by the party claiming confidentiality as being confidential, unless such information (i) is already public knowledge, or (ii) becomes public knowledge through no fault, action, or inaction of the receiving party. No party hereto, nor its respective officers, directors, employees, accountants, attorneys, or agents shall intentionally disclose the existence or nature of, or any of the terms and conditions relating to, the transaction referred to herein, to any third person, specifically including, but not limited to, the employees of the Company and other parties with whom the Company may contract in the course of operating its business; provided, however, that such information may be disclosed in applications or requests required to be made to obtain licenses, permits, approvals, or consents needed to consummate the transactions contemplated herein, and Parent may disclose such information pursuant to its obligations under US and Canadian securities disclosure laws, rules and regulations and the rules and regulations of applicable securities exchanges.

10. Indemnification.

10.1 Definitions. For the purposes of this Section 10:

(a) "Indemnification Claim" means a claim for indemnification hereunder;

(b) "Indemnifying Party" means a party from whom indemnification is sought hereunder;

(c) "Indemnified Party" means the party seeking indemnification hereunder; and

(d) "Loss" or "Losses" means any and all demands, claims, actions, or causes of action, assessments, losses, diminution in value, damages, deficiencies, liabilities, costs, and expenses, including without limitation, interest, penalties, cost of investigation and defense, and reasonable attorneys' and other professional fees and expenses.

10.2 Agreement of Seller to Indemnify. Subject to the terms and conditions of this Agreement, Seller agrees to indemnify, defend, and hold harmless, Purchaser from, against, for, and in respect of any and all Losses asserted against, or paid, suffered, or incurred by, Purchaser and resulting from, based upon, or arising out of:

(a) the material breach of any representation or warranty of Seller or Company contained in or made pursuant to this Agreement or in any Schedule or Closing Document furnished by Seller in connection herewith which survives the Closing Date by virtue of Section 6.1;

(b) a material breach of or failure to perform any covenant or agreement of Seller or the Company made in this Agreement; and

(c) Seller's ownership of, and Company's operation of its business or its ownership of any of the assets being purchased by Purchaser pursuant to this Agreement and any Losses related to any litigation involving the Company for claims arising out of or in connection with operations of the Company prior to the Closing.

10.3 Agreement of Purchaser to Indemnify. Subject to the terms and conditions of this Section 10, Purchaser agrees to indemnify, defend, and hold Seller harmless from, against, for, and in respect of any and all Losses asserted against, paid, suffered, imposed upon, or incurred by Seller by reason of, resulting from, based upon, or arising out of:

(a) the material breach of any representation or warranty of Purchaser contained in or made pursuant to this Agreement or in any Schedule or Closing Document furnished by Purchaser in connection herewith which survives the Closing Date by virtue of Section 6.1;

(b) a material breach of or failure to perform any covenant or agreement of Purchaser made in this Agreement; and

(c) any liability or obligation of Purchaser arising out of the operation of the Company's business after the Closing Date.

10.4 Procedures for Indemnification.

(a) An Indemnification Claim shall be made by an Indemnified Party by delivery of a written notice to the Indemnifying Party requesting indemnification and specifying the basis on which indemnification is sought and the amount of asserted Losses and such other information as such Indemnified Party shall have concerning such claim. If one of the parties to this Agreement makes an Indemnification Claim, then the Indemnified Party shall provide such written notice to the Indemnifying Party as soon as practical after such Indemnified Party becomes aware of any fact, condition, or event which may give rise to Losses for which indemnification may be sought under this Section 10.

(b) The Indemnifying Party shall have thirty (30) days to object to such Indemnification Claim by delivery of a written notice of such objection to the Indemnified Party specifying in reasonable detail the basis for such objection. Failure to timely so object shall constitute a final and binding acceptance of the Indemnification Claim by the Indemnifying Party and the Indemnification Claim shall be paid in accordance with subsection (c) hereof. If an objection is timely interposed by the Indemnifying Party and the dispute is not resolved by the Indemnified Party and the Indemnifying Party within fifteen (15) days from the date the Indemnified Party receives such objection, then either party may refer such dispute to a single arbiter agreed upon by the parties, or if no single arbiter can be agreed upon, then an arbiter or arbiters shall be selected in accordance with the rules of the American Arbitration Association and such dispute shall be settled by binding arbitration in accordance with the then prevailing commercial rules of the American Arbitration Association, and judgment upon the award rendered by the arbiter may be entered in any court having jurisdiction thereof.

(c) Upon determination of the amount of an Indemnification Claim, whether by agreement between Indemnifying Party and Indemnified Party or settled by binding arbitration, the Indemnifying Party shall pay the amount of Indemnification Claim within (10) days of the date such amount is determined.

(d) Subject to Seller's Limitation of Liability set forth in Section 10.7, if the Indemnifying Party is Seller, then the payment of any such Indemnification Claim may be made to Purchaser by right of set-off against any of the Earn-Out Payments owed by Purchaser to Seller, as described above in Section 2.2, pursuant to the procedures set forth in Section 10.5(b).

10.5 Exclusive Remedy; Purchaser's Right to Set-Off.

(a) Except in the case of violations of the Fraud and Abuse Laws, fraud, criminal acts, intentional misrepresentations, the indemnification rights of the parties under this Section 10 are the exclusive rights and remedies of Purchaser and Seller, at law or in equity or otherwise following the Closing for any misrepresentations or omissions, breach of warranty, or failure to fulfill any agreement or covenant hereunder on the part of such party hereto, including, without limitation, the right to seek specific performance, rescission, or restitution, all of which rights and remedies shall be affected hereby. Except in the case of fraud or intentional misrepresentation, Purchaser and Seller hereby irrevocably waive and release the other from any and all claims and other causes of action, including claims for contribution, whether arising by statute, common law, or otherwise, relating to any such subject matter, except as otherwise agreed by the parties.

(b) Subject to Seller's Limitation of Liability set forth in Section 10.7, Seller hereby grants to Purchaser a right of set-off against any Earn-Out Payments due to Seller described in Section 2.2 with respect to any Indemnification Claim(s) arising under this Agreement. In the event Purchaser shall have made Indemnification Claim and such Indemnification Claim has not been resolved on the date the next scheduled Earn-Out Payment is due and payable by Purchaser as described above in Section 2.2, then Purchaser shall be permitted to hold-back a number of shares of Class A Common Shares in the Earn-Out Payments equal to the amount of the asserted Loss included in the Indemnification Claim for a period not to exceed ten (10) days following final ruling of the Arbiter in the case of an Indemnification Claim or the date of a final judgment of a state or federal court in the case of a third party claim. For purposes of the set-off against such Earn-Out Payments, each share shall be valued at an amount equal to the average of the closing prices for the Parent's Common Shares over the twenty trading day period ending on the last trading day of the most recently completed three month Earn-Out period. If Purchaser elects to exercise its right to set-off against any Earn-Out Payments, Purchaser shall provide the Indemnifying Party with written notice of the amount of such set-off (the "Set-Off Notice"). If Purchaser provides a Set-Off Notice to the Indemnifying Party pursuant to this Section 10.5(b), then Purchaser shall not be deemed to have defaulted in the payment of the Earn-Out Payments to Seller, which would otherwise become due and payable on or after the date of such Set-Off Notice, unless and until the Arbiter, in the case of an Indemnification Claim, or a federal or state court, in the case of a Third Party Claim, determines that Purchaser is not entitled to indemnification from the Indemnifying Parties and Purchaser has not released the held back funds to Seller within ten (10) days of final resolution of Purchaser's Indemnification Claim.

10.6 Basket Amount. Anything to the contrary notwithstanding, (i) Seller shall not be liable for any Losses to Purchaser unless and until such Losses exceed, in the aggregate (and not on a per-claim basis), Twenty Thousand and No/100 Dollars ($20,000.00) (the "Basket"); provided, however, if and when such threshold is reached, any and all such Losses thereafter shall be and become payable from the first dollar of Loss in excess of the Basket up to the amount of the Cap, as defined in Section 10.7, and (ii) Purchaser shall not be liable for any Losses to Seller, unless and until such Losses exceed, in the aggregate (and not on a per-claim basis), the Basket; provided, however, if and when such threshold is reached, any and all such Losses thereafter shall be and become payable from the first dollar of Loss in excess of the Basket up to the amount of the limitation of Purchaser's liability set forth in Section 10.7.

10.7 Limitation of Seller's Liability. Notwithstanding anything contained in this Agreement to the contrary, any liability to Purchaser for any Losses (individually or in the aggregate) of Seller arising under this Agreement shall not exceed the amount of the value of the Closing Shares and the Earn-Out Shares, valued at the average of the closing prices of such shares on the TSX Venture Exchange for the twenty trading days preceding the Closing Date (the "Cap").

10.8 Limitation of Purchaser Liability. Notwithstanding anything contained in this Agreement to the contrary, any liability to Seller for any Losses (individually or in the aggregate) of Purchaser arising under Section 10.3 of this Agreement shall not exceed the Cap; provided, however, such limitation of Purchaser's liability shall not apply to cases of fraud, criminal acts, or intentional misrepresentations.

11. Term and Termination.

11.1 Termination. Except as provided in Section 11.2, this Agreement may be terminated, and the transactions contemplated hereby abandoned at any time prior to the Closing:

(a) by the mutual written agreement of Purchaser and Seller;

(b) by either Purchaser or Seller, if: (i) the Closing has not occurred by June 30, 2023 (the "Outside Closing Date"); provided, however, that the right to terminate this Agreement under Section 11.1(b)(i) shall not be available to any Party whose willful failure to fulfill any obligation hereunder or other breach of this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date; (ii) there shall be in effect a final non-appealable governmental order issued by a governmental authority preventing consummation of the transactions contemplated hereby; or (iii) there shall be any law enacted, promulgated or issued or deemed applicable to the transactions contemplated hereby by any governmental authority that would make consummation of the transactions contemplated hereby illegal;

(c) by Purchaser, if Purchaser is not in material breach of its obligations under this Agreement and there has been a material breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of the Seller and such breach, inaccuracy or failure cannot be cured by the Seller by the Outside Closing Date; or

(d) by Seller, if Seller is not in material breach of its obligations under this Agreement and there has been a material breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of any of the Purchaser and such breach, inaccuracy or failure cannot be cured by the Outside Closing Date.

11.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 11.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any Party, or its Affiliates, except that if this Agreement is terminated pursuant to Section 11.1(c) or Section 11.1(d), the Party which is in breach of this Agreement shall remain liable for such breach and the termination of this Agreement shall not be deemed to restrict the rights and remedies available against such breaching party.  Notwithstanding any termination of this Agreement in accordance with this Section 11, the provisions of Section 9 and Section 14 of this Agreement shall remain in full force and effect and survive any termination of this Agreement.

12. Notice.  All notices and other communications under this Agreement shall be in writing and deemed duly given, if delivered: (i) personally by hand or by a nationally recognized overnight courier service, when delivered at the address specified in this Section 11; (ii) by United States certified or registered first class mail when delivered at the address specified in this Section 11, on the date appearing on the return receipt therefor; or (iii) by electronic mail when such electronic mail is transmitted to the electronic mail address specified in this Section 11. Addresses and electronic mail addresses (unless and until written notice is given of any other address or electronic mail address) for purposes of this Section 11 are set forth below:

If to Seller, addressed to:

Adam Glorvigen

30 County Road 63

Grand Rapids, MN 55744

Email: adam@arrowheadmed.com

If to Purchaser:

Mio-Guard, LLC

c/o Salona Global Medical Device Corporation

6160 Innovation Way

Carlsbad, CA 92009

Attn: General Counsel

Email: joe.martinez@salonaglobal.com

Any party hereto may from time to time, by written notice to the other parties, designate a different address, which shall be substituted for the one specified above for such party. If any notice or other document is sent by certified or registered mail, return receipt requested, postage prepaid, properly addressed as aforementioned, then the same shall be deemed served or delivered seventy-two (72) hours after mailing thereof. If any notice is sent by facsimile machine ("fax") to a party, then it will be deemed to have been delivered on the date the fax thereof is actually received, provided the original thereof is sent by mail, in the manner set forth above, within twenty-four (24) hours after the fax is sent.

13. Assignment. Seller may not assign this Agreement, or assign Seller's rights or delegate Seller's duties hereunder, without the prior written consent of Purchaser. Prior to the Closing, Purchaser may not assign this Agreement, or assign its rights or delegate its duties hereunder, without the prior written consent of Seller, except to an entity which is a wholly-owned subsidiary of Purchaser.

14. Miscellaneous.

14.1 Severability. Any provision of this Agreement which is illegal, invalid, or unenforceable shall be ineffective to the extent of such illegality, invalidity, or unenforceability, without affecting in any way the remaining provisions hereof.

14.2 Press Release. Seller may issue a press release or other public announcement regarding the signing of this Agreement and the closing of the transactions contemplated by this Agreement.  No press release or other public announcement shall be issued or made by Seller without the prior written consent of Purchaser; provided, however, that Purchaser shall make reasonable efforts to provide Seller with advance notice of such press release or public announcement.

14.3 Governing Law. This Agreement is deemed to have been made in the State of Delaware, and its interpretation, its construction and the remedies for its enforcement or breach are to be applied pursuant to, and in accordance with, the laws of Delaware for contracts made and to be performed in that state.

14.4 Incorporation and Amendment. This Agreement, the Schedules and Exhibits hereto, and each additional agreement and document referred to herein constitute the entire Agreement of the parties, superseding and extinguishing all prior agreements and understandings, representations, and warranties, relating to the subject matter hereof. This Agreement may not be modified, amended, or terminated except by written agreement specifically referring to this Agreement signed by the parties hereto.

14.5 Waiver. No waiver of a breach or default hereunder shall be considered valid unless in writing and signed by the party giving such waiver, and no such waiver shall be deemed a waiver of any subsequent breach or default of the same or similar nature.

14.6 Headings. The section and paragraph headings contained herein, and the bolding of defined terms, are for the purpose of convenience only and are not intended to define or limit the contents of such sections.

14.7 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument and shall become a binding agreement when each party shall have executed one counterpart and delivered it to another party hereto.  Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method, and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

14.8 Survival. Any right or obligation in this Agreement which, by its express terms or nature and context is intended to survive termination or expiration of this Agreement, will survive any such termination or expiration subject to any time limits and other requirements set forth herein.

14.9 Prevailing Party. The non-prevailing party in any dispute under this agreement shall pay all costs and expenses, including expert witness fees and attorneys' fees, incurred by the prevailing party in resolving such dispute.

Signature Page to Follow

IN WITNESS WHEREOF, the undersigned parties have caused this Stock Purchase Agreement to be executed by officers thereunto duly authorized, and the individuals have entered into this Stock Purchase Agreement, effective as of the Closing Date.

SELLER:

/s/ ADAM GLORVIGEN

Adam Glorvigen

PURCHASER:

MIO-GUARD, LLC

By: /s/ LUKE FAULSTICK

 Luke Faulstick, CEO

PARENT:

SALONA GLOBAL MEDICAL DEVICE CORPORATION

By: /s/ LUKE FAULSTICK

 Luke Faulstick, President & CEO